UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 19, 2007

Storm Cat Energy Corporation
 (Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-32628	06-1762942
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1125 17th Street, Suite 2310, Denver, Colorado 80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 991-5070

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2007, the Board of Directors of Storm Cat Energy Corporation (the “Company”), upon the recommendation of and approval by the Compensation Committee, adopted and approved a Change in Control Severance Pay Plan (the “Plan”).  The Plan is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.  The Plan is effective only in the event of a change in control of the Company, as defined in the Plan.  Upon the occurrence of such a change in control, the Company has agreed to pay to an employee, if the Company terminates such employee’s employment other than for cause, as defined in the Plan, or if the employee terminates employment due to death or for good reason, as defined in the Plan, during the change in control period, the following amounts: (i) the accrued obligations of the Company owing to the employee, including base salary owed to date, the employee’s annual bonus on a pro rata basis and any accrued vacation pay not already paid; and (ii) additional severance benefits to three tiers of employees as follows:

•
Tier 1 Employees: Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer.  An amount equal to two times the sum of the employee’s annual base salary and annual bonus.  The severance period for a Tier 1 Employee is eighteen months.

•
Tier 2 Employees: All employees that are not Tier 1 Employees and that have been employed by the Company or an affiliate for at least 12 consecutive months.  An amount equal to one time the sum of the employee’s annual base salary and annual bonus.  The severance period for a Tier 2 Employee is twelve months.

•
Tier 3 Employees: All employees that are not Tier 1 Employees and that have NOT been employed by the Company or an affiliate for at least 12 consecutive months.  An amount equal to the employee’s monthly compensation (one-twelfth of annual base salary) for each consecutive month period of service with the Company (rounded to the nearest month), up to a maximum severance benefit of eleven times the Employee’s monthly compensation and a minimum severance benefit of two times the employee’s monthly compensation.

An employee must have executed a Waiver and Release Agreement with respect to the employee’s potential claims concerning his or her employment or separation in the form provided by the Company to be eligible for the above Tier 1, Tier 2 or Tier 3 severance benefits.  Such severance benefits are contingent upon the completion of the change in control and may be offset against certain other amounts owing or offers made to the employee.  Tier 1 and Tier 2 Employees may be eligible for the continuation of certain other benefits, and all employees may be eligible for payment of other benefits owing to them.  If a change in control causes any payments to Tier 1 or Tier 2 Employees to be subject to additional excise tax, such Tier 1 and Tier 2 Employees shall be entitled to an additional gross-up payment equal to the amount of the excise tax.  Payments to Tier 3 Employees may be subject to further limitations if considered “parachute payments” as defined under the tax code.  If any employee is terminated for cause, such employee shall be entitled only to his or her annual base salary and other benefits through the date of termination.  All equity compensation grants made to an employee by the Company and outstanding at the time of a change in control shall be accelerated and vest 100%.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Storm Cat Energy Corporation Change in Control Severance Pay Plan, dated September 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORM CAT ENERGY CORPORATION

Date: September 25, 2007	By:	/s/ Paul Wiesner
Paul Wiesner
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Storm Cat Energy Corporation Change in Control Severance Pay Plan, dated September 19, 2007.